Exhibit 4.3


                            HON INDUSTRIES INC.
                     1994 MEMBERS' STOCK PURCHASE PLAN

            Adopted on May 10, 1994.  Amended on May 19, 1994.



SECTION 1.  PURPOSE.

     This 1994 Members' Stock Purchase Plan (the "Plan") is intended to advance the interests of HON INDUSTRIES Inc. (the "Company") and its Shareholders by strengthening the Company's ability to attract and retain members who have training, experience, and ability to enhance the profitability of the Company and to reward members of the Company and its subsidiaries upon whose judgment, initiative, and effort the successful conduct and development of their business largely depend. It is further intended that options issued pursuant to this Plan shall constitute options issued pursuant to an "employee stock purchase plan" within the meaning of
Section 423 of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

SECTION 2.  ADMINISTRATION.

     The Plan shall be administered by a committee (the "Committee") of not less than three members of the Board of Directors appointed by the Board of Directors, each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The Committee may be, but not need be, the Human Resources and Compensation Committee. The majority of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee.

     The interpretation and construction by the Committee of any provision of the Plan or of any option granted under it shall be final. The Committee may establish any policies or procedures which in the discretion of the Committee are relevant to the operation and administration of the Plan and may adopt rules for the administration of the Plan. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

SECTION 3.  ELIGIBILITY.

     Each member (as defined below) of the Company or of any subsidiary (as defined below) of the Company who has been employed by the Company or by a subsidiary of the Company for one year or more on any grant date (as defined below) shall be offered options under the Plan to purchase the Company's common stock, par value $1.00 per share ("Common Stock"), except that no member shall be granted an option under the Plan if, immediately after the option was granted, such member would own stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company. For purposes of this paragraph, stock ownership of an individual shall be determined under the rules of
Section 424(d) of the Code, and stock which the member may purchase under outstanding options shall be treated as owned by the member.

     For purposes of the Plan, the term "member" shall not include a member whose customary employment is less than 20 hours per week or a member of a collective bargaining unit that has elected not to participate in the Plan. A member who is a member of such a collective bargaining unit will not be eligible to participate in the Plan as long as the unit's election not to participate is outstanding. A unit's election shall be deemed to be outstanding until such time that the unit provides written notice to the Company revoking its election not to participate in the Plan.

     For purposes of the Plan, the term "subsidiary" means any division or wholly owned subsidiary either of the Company or of any wholly owned subsidiary of the Company. For purposes of the Plan, the term "Grant Date" means the first business day of each fiscal quarter of the Company during which this Plan is effective. The first Grant Date under this Plan will be July 5, 1994.

SECTION 4.  PARTICIPATION.

     (a) An eligible member shall evidence his or her acceptance of the option by completing a written agreement (the "Subscription and Authorization Form") provided by the Committee and filing it as directed by the Committee at least 10 days before the applicable Grant Date. Once a member provides the Committee with the Subscription and Authorization Form, he or she continues as participant in the Plan until he or she withdraws from the Plan by providing written notice to the Company at least ten days before any exercise date (as defined in Section 6(c) of the Plan).

     (b) In the Subscription and Authorization Form, an eligible member shall subscribe for any whole dollar amount of Common Stock subject to the following limitations: (i) the whole dollar amount shall not exceed 20 percent of his or her compensation (as defined below); (ii) if the number of shares of Common Stock computed in accordance with the foregoing includes a fraction, such number shall be rounded down to the next whole number; and (iii) the maximum number of shares of Common Stock covered by the option shall not exceed 2,000 shares of the Company's Common Stock. All unused payments representing fractional shares credited a member's account will be applied towards the option price of the option for the next succeeding term. Any other unused payments shall be returned to the member within a reasonable period of time.

     For purposes of this Plan, the term "compensation" means gross earnings shown on a member's most recent W-2 form prior to the date the option is granted (adjusted to an annual rate, if the W-2 form covers less than 12 calendar months) and does not include any deferred compensation.

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SECTION 5.  STOCK.

     The stock subject to the options granted under the Plan shall be shares of authorized but unissued or reacquired Common Stock. Subject to the provisions of Section 6(h), the aggregate number of shares which may be purchased under the Plan shall not exceed 500,000 shares of Common Stock. In the event that the number of shares subject to options to be granted pursuant to any offering under the Plan exceeds the number of shares available to be purchased under the Plan, the shares available to be purchased shall be allocated on a pro rata basis among the options to be granted.

SECTION 6.  TERMS AND CONDITIONS OF OPTIONS.

     Options granted pursuant to the Plan shall be evidenced by a Subscription and Authorization Form in such form as the Committee shall from time to time approve, provided that all members granted such options shall have the same rights and privileges (except as otherwise provided in Section 4(b) and subparagraphs (b) and (d) below), and provided further that such options shall comply with and be subject to the following terms and conditions:

     (a) Option Price. The option price shall be an amount equal to 85 percent of the fair market value of such stock on the exercise date (as defined in Section 6(c) of the Plan). During such time as the Common Stock is quoted as a National Market Issue on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the fair market value per share shall be the closing price of the Common Stock as quoted by NASDAQ on the exercise date (as defined in Section 6(c) of the Plan). If the Common Stock is listed on a national securities exchange or exchanges, such fair market value shall be the highest closing price of the Common Stock on such securities exchange or exchanges on the day the option is exercised or, if no sale of the Common Stock shall have been made on any securities exchange on that day, on the next preceding day on which there was a sale of such Stock. Subject to the foregoing, the Committee shall have full authority and discretion in fixing the option price.

     (b) Medium and Time of Payment. The option price shall be payable in full in United States dollars, pursuant to uniform policies and procedures established by the Committee, not later than the exercise date (as defined in Section 6(c) of the Plan) of such option. The funds required for such payment may be derived by (i) regular withholding from a member's compensation in approximately equal installments over the term of the option or such other period as may be approved by the Committee, subject to minimum payroll deductions of $5.00 for members paid weekly; $12.50 for members paid semimonthly; and $25.00 for members paid monthly or less frequently or (ii) a lump-sum payment subject to a minimum amount as determined by the Committee. No interest shall accrue on the Company funds held by the Company. A member shall have the right to cancel his or her option in whole and to obtain a refund of amounts withheld from his or her compensation or paid in a lump-sum to the Company by submitting a written request to the Company at least 10 days before any exercise date (as defined in Section 6(c) of the Plan). Such amounts shall thereafter be paid to the member within a reasonable period of time. No interest shall accrue on such amounts. (As amended May 19, 1994.)

     (c) Term of Option. The date on which the Common Stock to which an option pertains is to be purchased by the optionee (the "Exercise Date") shall be the last business day of the fiscal quarter in which the Grant Date occurs. Except to the extent an option has been cancelled by the optionee prior to the Exercise Date, it shall be deemed automatically exercised on the Exercise Date to the extent of payments received from the optionee.

     (d) Accrual Limitation. No option shall permit the rights of an optionee to purchase stock under all "employee stock purchase plans" (as defined in the Code) of the Company to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time the option is granted) for each calendar year in which the option is outstanding at any time. For purposes of this Section 6(d) -- (i) the right to purchase stock under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year; (ii) the right to purchase stock under an option accrues at the rate provided in the option, but in no case may such rate exceed $25,000 of fair market value of such stock (determined at the time such option is granted) for any one calendar year; and (iii) a right to purchase stock which has accrued under an option granted pursuant to the Plan may not be carried over to any other option.

     (e) Termination of Employment. If an optionee ceases to be employed by the Company or a subsidiary:

        i. Because of retirement or disability, he or she may elect to continue making payments equal to the rate of payroll deductions or lump-sum payments made before retirement or disability until the first Exercise Date following retirement or disability; or otherwise the accumulated payment in his or her account at the time of retirement or disability will be applied to purchase shares at the applicable purchase price, unless the Company is otherwise notified in writing.

       ii. For any other reason, the total unused payments credited to his or her account will promptly be refunded without interest, and he or she will have no other rights or options under the Plan.

    (f) Transferability. Neither payments credited to an optionee's account nor any rights to receive Common Stock under the Plan may be transferred by an optionee except by the laws of descent and distribution. Any such attempted transfer will be without effect, except that the Company may treat such act as an election by the optionee to withdraw in accordance with Section 6(b). Each account will be subject to liens, attachments, and garnishments pursuant to judgments against the optionee in the same manner as wages earned by the optionee. Options may not be exercised during an optionee's lifetime except by the optionee, or in the event of the optionee's legal incapacity by his or her guardian or legal representative acting in a fiduciary capacity on behalf of the optionee under state law and court supervision.

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    (g)  Death and Designation of Beneficiary.  An optionee may file with the
Company a written designation of beneficiary and may change such designation of beneficiary at any time by written notice to the Company. On the death of an optionee, the elections provided on termination of employment for retirement or disability may be exercised by the optionee's beneficiary, executor, administrator, or other legal representative.

    (h) Adjustments. The Committee may make or provide for such adjustments in the option price and in the number or kind of shares of the Common Stock or other securities covered by outstanding options or available for awards as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of optionees that would otherwise result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, separation, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase stock; or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced, except that in no event shall the Committee substitute such alternative consideration that would disqualify this Plan as an "employee stock purchase plan" within the meaning of Section 423 of the Code.

    The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassification, reorganizations or changes in its capital or business structure or to merge or to consolidate or to dissolve, liquidate, or sell or transfer all or any part of its business or assets.

    (i) Rights as a Shareholder. An optionee shall have no rights as a Shareholder with respect to any Common Stock covered by his or her option until the Exercise Date following payment in full. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date of such exercise, except as provided in Section 6(h) of the Plan.

    (j) Share Restrictions. All shares for which options are exercised shall be restricted for a period of five years from the Exercise Date (the "Restriction Period") as to sale or disposal as follows: (i) before the optionee can sell or dispose of such shares to a third party, the optionee must first offer such shares for sale in writing to the Company; (ii) on or before the end of the third business day after the Company receives such writing, the Company shall notify the optionee whether it will accept or decline the offer to sell; (iii) if the Company accepts the offer, the sale of any such shares by the optionee to the Company, if sold within one year following the optionee's purchase, shall be at a price equal to the lower of the price paid by the optionee for such shares or the closing price on the date such shares are offered for sale, as quoted by NASDAQ; or, if sold more than one year following the optionee's purchase, the closing price on the date such shares are offered for sale, as quoted by NASDAQ; and (iv) notice of this restriction shall be provided by a legend typed or printed on the certificate or certificates representing such shares. Notwithstanding the foregoing, an optionee may transfer such shares during the Restriction Period to a spouse, child, lineal descendant, or a trust for the benefit of any such persons, if such shares have been held by the optionee for a period of at least two years from the Grant Date and one year from the Exercise Date. If shares are transferred to a spouse, child, lineal descendant, or a trust for the benefit of any such persons during the Restriction Period, the above restrictions on sale or disposal shall apply to such spouse, child, lineal descendant, or trust during the remainder of the Restriction Period.

    (k) Nondistribution Purpose. Unless and until the Common Stock subject to options under the Plan is registered under the Securities Act of 1933, as amended (the "Securities Act"), each option under the Plan shall be granted on the condition that the purchases of stock thereunder shall be not with a view to resale or distribution or any participation therein. Resales of such stock without registration under the Securities Act may not be made unless, in the opinion of counsel for the Company, such resale is permissible under the Securities Act and any other applicable law, regulation, or rule of any governmental agency.

    (l) Other Provisions. The option agreements authorized under the Plan shall contain such other provisions as the Committee may deem advisable, provided that no such provisions may in any way be in conflict with the terms of the Plan.

SECTION 7.  TERM OF PLAN.

    Options shall be granted pursuant to the Plan within a period of ten years from the date the Plan is adopted by the Board of Directors.

SECTION 8.  AMENDMENT OF THE PLAN.

    The Plan may be amended from time to time by the Committee, but without further approval of the Shareholders, no such amendment shall increase the aggregate number of shares of Common Stock that may be issued and sold under the Plan (except that adjustments authorized by Section 6(h) of the Plan shall not be limited by this provision) or materially modify the requirements as to eligibility for participation in the Plan as determined under Rule 16b-3 of the Exchange Act. Furthermore, the Plan may not, without further approval of the Shareholders, be amended in any manner that would cause options issued under it to fail to meet the requirements applicable to "employee stock purchase plans" as defined in Section 423 of the Code or cause transactions under the Plan to cease to qualify as exempt transactions under Rule 16b of the Exchange Act.

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SECTION 9.  APPROVAL OF SHAREHOLDERS.

    The Plan shall not take effect until approved by vote of the holders of a majority of the total number of outstanding shares of Common Stock present in person or by proxy at a meeting at which a quorum is present in person or by proxy, which approval must occur within the period of 12 months after the date the Plan is adopted by the Board of Directors.

SECTION 10.  RULE 16b-3 TRANSITION.

    The Plan is intended to comply with and be subject to Rule 16b-3 under the Exchange Act as in effect prior to May 1, 1991. All references herein to Rule 16b-3 shall be deemed to refer to Rule 16b-3 as in effect prior to May 1, 1991. The Committee may at any time elect that the Plan shall be subject to Rule 16b-3 as in effect on and after May 1, 1991 at and after which time all references herein to Rule 16b-3 shall be deemed to refer to Rule 16b-3 as in effect on and after May 1, 1991.